Exhibit 10.10

2021 Equity Incentive Plan

General

Prior to the consummation of this offering, we plan to adopt an equity incentive plan (the “2021 Equity Incentive Plan”) which will provide for the grant of incentive stock options and non-qualified stock options to purchase shares of our common stock and other types of awards. The general purpose of the 2021 Equity Incentive Plan is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to our business, thereby advancing our interests and the interests of our stockholders. By means of the 2021 Equity Incentive Plan, we seek to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for our success and the success of our subsidiaries.

Description of the 2021 Omnibus Equity Incentive Plan

The following description of the anticipated principal terms of the 2021 Equity Incentive Plan is a summary and is qualified in its entirety by the full text of the 2021 Equity Incentive Plan.

Administration.    The 2021 Equity Incentive Plan will be administered by the Board or by one or more committees to which the board of directors delegates such administration (as applicable, the “Incentive Plan Administrator”). Subject to the terms of the 2021 Equity Incentive Plan, the Incentive Plan Administrator will have the authority to (a) determine the eligible individuals who are to receive awards under the 2021 Equity Incentive Plan, (b) determine the terms and conditions of awards granted under the 2021 Equity Incentive Plan, (c) determine performance criteria and the achievement of such criteria, (d) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and (e) make all other decisions related to the 2021 Equity Incentive Plan and awards granted thereunder. The Incentive Plan Administrator may also delegate to one or more senior officers of the Company the authority to grant awards, subject to terms and conditions determined by the Incentive Plan Administrator and within the limitations of Section 16 of the Exchange Act.

Types of Awards.    The 2021 Equity Incentive Plan provides for the grant of stock options, which may be incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted shares, restricted stock units (“RSUs”) and other cash-based, equity-based or equity-related awards that the Incentive Plan Administrator determines are consistent with the purpose of the 2021 Equity Incentive Plan and the interests of the Company, or collectively, awards.

Share Reserve.    The number of shares of Common Stock that may be issued under the 2021 Equity Incentive Plan is equal to the sum of (x)] [__________] shares plus (y) the annual increase in shares described below.

On the first day of each calendar year during the term of the 2021 Equity Incentive Plan, beginning on January 1, 2022 and continuing until (and including) January 1, 2031, the aggregate number of shares of Common Stock that may be issued under the 2021 Equity Incentive Plan will automatically increase by a number equal to the lesser of (a) five percent (5%) of the total number of shares of the Common Stock issued and outstanding shares on December 31 of the calendar year immediately preceding the date of such increase and (b) a number of shares of the Common Stock determined by the Board.

If options, stock appreciation rights, restricted stock units or any other awards are forfeited, cancelled or expire before being exercised or settled in full, the shares subject to such awards will again be available for issuance under the 2021 Equity Incentive Plan. If stock appreciation rights are exercised or restricted stock units are settled, only the number of shares actually issued upon exercise or settlement of such awards will reduce the number of shares available under the 2021 Equity Incentive Plan. If restricted shares or shares issued upon exercise of an option are reacquired by the Company pursuant to a forfeiture provision, repurchase right or for any other reason, then such shares will again be available for issuance under the 2021 Equity Incentive Plan. Shares applied to pay the exercise price of an option or satisfy withholding taxes related to any award will again become available for issuance under the 2021 Equity Incentive Plan. To the extent an award is settled in cash, the cash settlement will not reduce the number of shares available for issuance under the 2021 Equity Incentive Plan.

Shares issued under the 2021 Equity Incentive Plan may be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted under the 2021 Equity Incentive Plan.

Incentive Stock Option Limit.    No more than [ ] shares of Common Stock may be issued under the 2021 Equity Incentive Plan upon the exercise of ISOs.

Annual Limitation on Compensation of Non-Employee Directors.    The grant date fair value of awards granted to each non-employee director during any fiscal year of the Company may not exceed $[________] (on a per-director basis). This limit is increased to $[________] in the fiscal year a non-employee director is initially appointed or elected to the Board. The Board may make exceptions to such limit for a non-employee chairperson or, in extraordinary circumstances, for other non-employee directors, provided the non-employee director receiving such additional compensation does not participate in the decision to award such compensation. Compensation paid to an individual for services as an employee or consultant and awards granted in lieu of cash retainers or other fees will not count towards these limitations.

Eligibility.    Employees (including officers), non-employee directors and consultants who render services to the Company or a parent, subsidiary or affiliate thereof (whether now existing or subsequently established) are eligible to receive awards under the 2021 Equity Incentive Plan. ISOs may only be granted to employees of the Company or a parent or subsidiary thereof (whether now existing or subsequently established).

International Participation.    The Incentive Plan Administrator has the authority to implement sub-plans (or otherwise modify applicable grant terms) for purposes of satisfying applicable foreign laws, conforming to applicable market practices or for qualifying for favorable tax treatment under applicable foreign laws, and the terms and conditions applicable to awards granted under any such sub-plan or modified award may differ from the terms of the 2021 Equity Incentive Plan. Any shares issued in satisfaction of awards granted under a sub-plan will come from the 2021 Equity Incentive Plan share reserve.

Repricing.    The Incentive Plan Administrator has full authority to reprice (reduce the exercise price of) options and stock appreciation rights or to approve programs in which options and stock appreciation rights are exchanged for cash or other equity awards on terms the Incentive Plan Administrator determines.

Stock Options.    A stock option is the right to purchase a certain number of shares of stock at a fixed exercise price which, pursuant to the 2021 Equity Incentive Plan, may not be less than 100% of the fair market value of Common Stock on the date of grant. Subject to limited exceptions, an option may have a term of up to 10 years and will generally expire sooner if the optionee’s service terminates. Options will vest at the rate determined by the Incentive Plan Administrator. An optionee may pay the exercise price of an option in cash, or, with the administrator’s consent, with shares of stock the optionee already owns, with proceeds from an immediate sale of the option shares through a broker approved by us, through a net exercise procedure or by any other method permitted by applicable law.

Stock Appreciation Rights.    A stock appreciation right provides the recipient with the right to the appreciation in a specified number of shares of stock. The Incentive Plan Administrator determines the exercise price of stock appreciation rights granted under the 2021 Equity Incentive Plan, which may not be less than 100% of the fair market value of Common Stock on the date of grant. Subject to limited exceptions, a stock appreciation right may have a term of up to 10 years and will generally expire sooner if the recipient’s service terminates. SARs will vest at the rate determined by the Incentive Plan Administrator. Upon exercise of a SAR, the recipient will receive an amount in cash, stock, or a combination of stock and cash determined by the Incentive Plan Administrator, equal to the excess of the fair market value of the shares being exercised over their exercise price.

Tax Limitations on Incentive Stock Options.    The aggregate fair market value, determined at the time of grant, of the Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of the Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or that of any of the Company’s affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards.    Shares of restricted stock may be issued under the 2021 Equity Incentive Plan for such consideration as the Incentive Plan Administrator may determine, including cash, services rendered or to be rendered to the Company, promissory notes or such other forms of consideration permitted under applicable law. Restricted shares may be subject to vesting, as determined by the Incentive Plan Administrator. Recipients of restricted shares generally have all of the rights of a shareholder with respect to those shares, including voting rights, however any dividends and other distributions on restricted shares will generally be subject to the same restrictions on transferability and forfeitability as the underlying shares.

Restricted Stock Units.    A restricted stock unit is a right to receive a share, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the Incentive Plan Administrator. RSUs vest at the rate determined by the Incentive Plan Administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service. Settlement of restricted stock units may be made in the form of cash, stock or a combination of cash and stock, as determined by the Incentive Plan Administrator. Recipients of restricted stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the Incentive Plan Administrator’s discretion and as set forth in the applicable restricted stock unit agreement, restricted stock units may provide for the right to dividend equivalents which will generally be subject to the same conditions and restrictions as the restricted stock units to which they pertain.

Other Awards.    The Incentive Plan Administrator may grant other awards based in whole or in part by reference to Common Stock and may grant awards under other plans and programs that will be settled with shares issued under the 2021 Equity Incentive Plan. The Incentive Plan Administrator will determine the terms and conditions of any such awards.

Changes to Capital Structure.    In the event of certain changes in capitalization, including a stock split, reverse stock split or stock dividend, proportionate adjustments will be made in the number and kind of shares available for issuance under the 2021 Equity Incentive Plan, the limit on the number of shares that may be issued under the 2021 Equity Incentive Plan as ISOs, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award.

Corporate Transactions.    If the Company is party to a merger, consolidation or certain change in control transactions, each outstanding award will be treated as described in the definitive transaction agreement or as the Incentive Plan Administrator determines, which may include the continuation, assumption or substitution of an outstanding award, the cancellation of an outstanding award after an opportunity to exercise or the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award less any applicable exercise price. In general, if an award held by a participant who remains in service at the effective time of a change in control transaction is not continued, assumed or substituted, then the award will vest in full, and for awards subject to one or more performance-based vesting conditions that have not yet been satisfied, such performance-based vesting conditions shall be deemed achieved at 100% of target levels.

Change of Control.    The Incentive Plan Administrator may provide, in an individual award agreement or in any other written agreement with a participant, that the award will be subject to acceleration of vesting and exercisability in the event of a change of control or in connection with a termination of employment in connection with or following a change in control.

Transferability of Awards.    Unless the Incentive Plan Administrator determines otherwise, an award generally will not be transferable other than by beneficiary designation, a will or the laws of descent and distribution. The Incentive Plan Administrator may permit transfer of an award in a manner consistent with applicable law.

Amendment and Termination.    The Incentive Plan Administrator may amend or terminate the 2021 Equity Incentive Plan at any time. Any such amendment or termination will not affect outstanding awards. If not sooner terminated, the 2021 Equity Incentive Plan will terminate automatically 10 years after its adoption by the Board. Shareholder approval is not required for any amendment of the 2021 Equity Incentive Plan, unless required by applicable law, government regulation or exchange listing standards.

Certain Federal Income Tax Aspects of Awards Under the Incentive Plan

This is a brief summary of the U.S. federal income tax aspects of awards that may be made under the 2021 Equity Incentive Plan based on existing U.S. federal income tax laws as of the date of this this prospectus. This summary covers only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the 2021 Equity Incentive Plan should consult their own professional tax advisors concerning tax aspects of awards under the 2021 Equity Incentive Plan. The discussion below concerning tax deductions that may become available to the Company under U.S. federal tax law is not intended to imply that the Company will necessarily obtain a tax benefit or asset from those deductions. The tax consequences of awards under the 2021 Equity Incentive Plan depend upon the type of award. Changes to tax laws following the date of this joint proxy statement/consent solicitation statement/prospectus could alter the tax consequences described below.

Incentive Stock Options.    No taxable income is recognized by an optionee upon the grant or vesting of an ISO, and no taxable income is recognized at the time an ISO is exercised unless the optionee is subject to the alternative minimum tax. The excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares is includable in alternative minimum taxable income.

If the optionee holds the purchased shares for more than one year after the date the ISO was exercised and more than two years after the ISO was granted (the “required ISO holding periods”), then the optionee will generally recognize long-term capital gain or loss upon disposition of such shares. The gain or loss will equal the difference between the amount realized upon the disposition of the shares and the exercise price paid for such shares. If the optionee disposes of the purchased shares before satisfying either of the required ISO holding periods, then the optionee will recognize ordinary income equal to the fair market value of the shares on the date the ISO was exercised over the exercise price paid for the shares (or, if less, the amount realized on a sale of such shares). Any additional gain will be a capital gain and will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.

Nonqualified Stock Options.    No taxable income is recognized by an optionee upon the grant or vesting of an NSO, provided the NSO does not have a readily ascertainable fair market value. If the NSO does not have a readily ascertainable fair market value, the optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionee is an employee or former employee, the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the optionee.

Restricted Stock.    A participant who receives an award of restricted stock generally does not recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the amount, if any, paid for the shares. Alternatively, a participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any amount paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.

Restricted Stock Unit Awards.    In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income, subject to withholding if the recipient is an employee or former employee, equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU. Upon resale of the shares acquired pursuant to an RSU, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the recipient.

Stock Appreciation Rights.    In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to withholding.

Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. RSUs are subject to Section 409A unless they are settled within two and one half months after the end of the later of (a) the end of the Company’s fiscal year in which vesting occurs or (b) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.

5